EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

FIRST:             I, Linda A. Scarcelli, whose address is 450 S. Orange Avenue, Orlando, Florida 32801, being at least eighteen years of age, do hereby form a corporation under the laws of the State of Maryland.

SECOND:       The name of this corporation is:

CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

THIRD:           The purposes for which this corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended,) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

FOURTH:       The post office address of the principal office of this corporation in Maryland is 300 East Lombard Street, Baltimore, Maryland 21201. The name and address of the resident agent is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21201. Said resident agent is a Maryland corporation.

FIFTH:            The total number of shares of stock which this corporation shall have authority to issue is seven million (7,000,000) shares of common stock, par value of One Cent ($0.01) each and of the aggregate par value of Seventy Thousand Dollars ($70,000).

SIXTH:            The number of directors comprising the Board of Directors of this corporation shall not be less than two. Subject to the preceding sentence, the number of directors may be increased or decreased pursuant to the bylaws of this corporation. The initial number of directors of this corporation shall be two (2) and the names of the initial directors who shall serve as directors until the first annual meeting or until their respective successors are duly chosen and qualified are: James M. Seneff, Jr. and Matthew Banks.

SEVENTH:     This corporation shall indemnify and hold harmless a director, officer, advisor or affiliate against any or all losses or liabilities reasonably incurred in connection with or by reason of any act or omission performed or omitted to be performed on behalf of this corporation in such capacity, and shall pay or reimburse reasonable expenses incurred by a director, officer, advisor or affiliate in connection with any proceeding related to such act or omission, to the fullest extent permitted under the laws of the State of Maryland.

EIGHTH:         The board of directors of this corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

NINTH:           No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

TENTH:          The duration of this corporation shall be perpetual.

ELEVENTH:  Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the Maryland General Corporation Law (“MGCL”), as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of this corporation and any person.

TWELFTH:    Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any acquisition of securities of this corporation by any person.

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

SIGNATURE OF INCORPORATOR:

By:	/s/ Linda A. Scarcelli

Name: Linda A. Scarcelli
Title: Incorporator

FILING PARTY’S RETURN ADDRESS:

450 S. Orange Avenue

Orlando, Florida 32801

I hereby consent to my designation in this document as resident for this corporation.

SIGNATURE OF RESIDENT AGENT

LISTED IN ARTICLE FOURTH:

The Corporation Trust Incorporated

By:	/s/ Madonna Cuddihy

Name: Madonna Cuddihy
Title: Special Assistant Secretary

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